Exhibit 4.2

STANDSTILL AGREEMENT

This Standstill Agreement, (this “Agreement”), dated as of March 24, 2009, is by and between Unit Corporation, a Delaware corporation (the “Company”), and the George Kaiser Family Foundation (“GKFF”).

RECITALS

WHEREAS, GKFF Beneficially Owns (as defined below) approximately 14.07% of the outstanding common stock, par value $.20 per share of the Company (the “Common Shares”) as of March 19, 2009;

WHEREAS, GKFF desires to increase its Beneficial Ownership in excess of the 15% threshold set forth under the definition of Acquiring Person in the Rights Agreement, as amended and restated on May 18, 2005 by and between the Company and Mellon Investor Services L.L.C., a New Jersey limited liability company, as Rights Agent (the “Rights Agreement”);

WHEREAS, the Company is simultaneously herewith amending the Rights Agreement to exempt GKFF from the definition of Acquiring Person (as defined in the Rights Agreement), subject to certain conditions, for so long as GKFF owns an amount of Common Shares that is (a) greater than or equal to 15% of the total number of issued and outstanding Common Shares and (b) less than or equal to 25% of the total number of issued and outstanding Common Shares; and

WHEREAS, the parties hereto desire to set forth their agreement concerning the matters herein.

NOW, THEREFORE, in consideration of the agreements, rights, obligations and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to the matters set forth below

ARTICLE I

Definitions

1.1. Definitions.  The following terms, as used herein, have the following meanings:

“Affiliate” means with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person or group of Persons.

“Beneficially Own” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, as in effect on the date hereof).  The terms “Beneficial Ownership” and “Beneficial Owner” have correlative meanings.

 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Initial Threshold Date” shall mean the first date following the date of this Agreement on which GKFF shall own greater than 15% of the total number of issued and outstanding Common Shares.

“Person” means an individual, corporation, partnership, limited liability company, association, trust and any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

 “Standstill Period” shall mean the period beginning on the date of this Agreement and ending on the first date after the Initial Threshold Date on which GKFF shall own less than or equal to 15% of the total number of issued and outstanding Common Shares.

ARTICLE II

Standstill Arrangements

2.1. Prohibited Actions.  During the Standstill Period, GKFF will not, and will cause its Affiliates not to, assist, provide or arrange financing to or for others or encourage others to, directly or indirectly, acting alone or in concert with others, unless specifically requested in writing in advance by the Board of Directors or Chief Executive Officer of the Company:

(a) seek or propose to influence or control the management or the policies of the Company or to obtain representation on the Company’s Board of Directors, or solicit, or encourage or in any way participate in the solicitation of, any proxies or consents with respect to any securities of the Company or any of its subsidiaries (including, but not limited to, by way of calling or seeking to call a special meeting of stockholders);

(b) permit any entity under his, her or its control (including but not limited to subsidiaries and employee pension, profit sharing or other trusts under his, her or its investment management control) to acquire or offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any Common Shares or any option to purchase any Common Shares such that GKFF and its Affiliates, or any group (within the meaning of Section 13(d) of the Exchange Act) to which they may be party, would hold in excess of 25% of the total number of issued and outstanding Common Shares;

(c) acquire or offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any Common Shares or any option to purchase Common Shares by any Person or entity such that GKFF and its Affiliates, or any group (within the meaning of Section 13(d) of the Exchange Act) to which they may be party, would hold in excess of 25% of the total number of issued and outstanding Common Shares;

(d) join or permit any Affiliate of its to join a partnership, limited partnership, syndicate, or other group (within the meaning of Section 13(d) of the Exchange Act) for the purpose of acquiring or holding of any Common Shares;

(e) initiate, propose or otherwise solicit stockholders for any matter at any time, or induce or attempt to induce any other Person or entity to initiate any stockholder proposal or a tender offer for any Common Shares or any change of control of the Company, or for the purpose of convening a stockholders’ meeting of the Company;

(f) offer, seek or propose a merger, consolidation, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with or involving the Company or any subsidiary thereof;

(g) enter into discussions, negotiations, arrangements or understandings with any third party with respect to any of the matters set forth in this section;

(h) take any action that could reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in this section;

(i) transfer more than five percent of the Company's outstanding Common Stock, in one or a series of transactions, to a single Person or group (as that term is used in Section 13 of the Exchange Act) without obtaining from such transferee a commitment or agreement subjecting such persons to the restrictions set forth in this section; and

(j) seek or request permission to do any of the foregoing, request to amend or waive any provision of this section (including, without limitation, this clause (j)), or make or seek permission to make any public announcement with respect to any of the foregoing.

ARTICLE III

Voting Matters

3.1. Voting Matters.  During the Standstill Period, GKFF will, and will cause its Affiliates to, vote all of its and their Common Shares in accordance with the recommendations made by the Board of Directors of the Company in any proxy statement or notice for any meeting of Company stockholders; provided, however, that with regards to (i) any approval of any agreement of merger or consolidation to which the Company is a party and (ii) the acquisition or sale (whether by merger or otherwise) of assets, this Section 3.1 shall only apply with respect to those Common Shares in excess of fifteen percent (15%) of the issued and outstanding Common Shares; provided, further, that this Section 3.1 shall not apply with respect to matters concerning compensation and rights plans.

3.2. Quorum.  During the Standstill Period, GKFF shall be present, in person or by proxy, at any meeting of shareholders of the Company so that the Common Shares held by GKFF may be counted for the purpose of determining the existence of a quorum at such meeting.

ARTICLE IV

Miscellaneous

4.1. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of New York applicable to contracts to be made and performed entirely within such State (without regard to any principles of conflicts of law of such State).

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.2. Binding Effect.  This Agreement shall inure to the benefit of and be legally binding upon permitted successors and assigns of the parties.  This Agreement may not be assigned without the prior written consent of the parties hereto and this Agreement is not made for the benefit of any Person not a party hereto.  No assignment of this Agreement will relieve the assigning party of its obligations hereunder.

4.3. Entire Agreement; Amendment.  This Agreement constitutes the entire understanding of the parties and supersedes all prior discussions, negotiations, agreements and understandings, whether oral or written, with respect to its subject matter.  This Agreement may be modified only by a written instrument properly executed by all parties to this Agreement.

4.4. Severability.  If any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision which comes closest to the intent of the parties.

4.5. Waiver; Remedies.  No failure or delay on the part of any party hereto in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege under this Agreement operate as a waiver of any other right, power or privilege under this Agreement, nor will any single or partial exercise of any right, power or privilege thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

4.6. Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery or (iv) sent by fax as follows:

(a) if to the Company:

Mark E. Schell
Unit Corporation
7130 South Lewis, Suite 1000
Tulsa, Oklahoma 74136

(b) if to GKFF:

Frederic Dorwart
Frederic Dorwart, Lawyers
Old City Hall
124 East Fourth Street
Tulsa, OK 74103-5010

4.7. Counterparts.  This Agreement may be executed in separate counterparts and by facsimile or other electronic transmittal method, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

4.8. Specific Performance.  Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

4.9. Term.  This Agreement shall terminate upon expiration of the Standstill Period.

IN WITNESS WHEREOF, this Agreement has been signed as of the date first written above.

GEORGE KAISER FAMILY FOUNDATION

By:  /s/ Frederic Dorwart
Name:  Frederic Dorwart
Title:  President and Director

UNIT CORPORATION

By:  /s/ Mark E. Schell
Name:  Mark E. Schell
Title:  Senior Vice President